5th Amended & Restated Appendix A
TO INVESTMENT ADVISORY AGREEMENT
BETWEEN
INVESTMENT MANAGERS SERIES TRUST
AND
PALMER SQUARE CAPITAL MANAGEMENT LLC

Fund	Advisor Fee	Effective Date
Palmer Square Absolute Return Fund	1.35%	November 1, 2013
Fountain Short Duration High Income Fund	0.55%	September 30, 2013
Palmer Square Income Plus Fund	0.55%	February 28, 2014
Palmer Square Long/Short Credit Fund	1.00%	___________________

Agreed and accepted this ___ day of _______, 2014.

INVESTMENT MANAGERS SERIES TRUST	PALMER SQUARE CAPITAL MANAGEMENT LLC

By:	By:
Print Name:	Print Name:
Title:	Title:

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